Exhibit 99.1

P. O. Box 270 Hartford, CT 06141-0270 107 Selden Street Berlin, CT 06037 (860)-665-5000 www.nu.com

News Release

CONTACT:

Jeffrey R. Kotkin

OFFICE:

(860) 665-5154

NU REPORTS FIRST QUARTER RESULTS

BERLIN, Connecticut, April 29, 2009 – Northeast Utilities (NYSE: NU) today reported first quarter 2009 earnings of $97.7 million, or $0.60 per share, compared with earnings of $58.4 million, or $0.38 per share, in the first quarter of 2008.  Results for 2008 included an after-tax charge of $29.8 million, or $0.19 per share, associated with the settlement of prior litigation.  Excluding that charge, NU’s first quarter 2008 earnings were $88.2 million, or $0.57 per share1.

Charles W. Shivery, NU chairman, president, and chief executive officer, attributed the improved operating results to the company’s continued investment in its regulated transmission and distribution infrastructure.  Shivery also said NU completed a number of significant financings since the beginning of 2009.  On March 20, NU closed on the sale of nearly 19 million shares of common equity, raising approximately
$383 million.  On February 13, The Connecticut Light and Power Company (CL&P) closed on the sale of
$250 million of 10-year first mortgage bonds carrying a coupon of 5.5 percent.  On April 2, CL&P also completed the remarketing of $62 million of pollution control revenue bonds carrying a coupon of 5.25 percent.

“These financings, which were completed successfully in a difficult market, will help provide us with the capital that is required as we continue to upgrade the energy infrastructure of New England,” Shivery said.

In the first three months of 2009, NU’s capital expenditures totaled $183 million.  NU continues to project capital expenditures of $921 million for the full year of 2009.

2009 earnings guidance

NU today affirmed its 2009 consolidated earnings guidance of between $1.80 per share and $2.00 per share, and said it will likely earn toward the lower end of that range primarily due to the earlier timing and greater than anticipated size of its equity issuance.

Regulated company results

NU’s transmission earnings were $35.4 million in the first quarter of 2009, compared with
$32.5 million in the first quarter of 2008.  Shivery said the improved results primarily reflected an increased level of transmission investment in service in the first quarter of 2009.  Transmission segment earnings in the first quarter of 2008 included a $3.5 million gain associated with the March 2008 modification of a Federal Energy Regulatory Commission decision concerning the authorized returns on equity for New England transmission owners.

CL&P’s distribution earnings were $21.6 million in the first quarter of 2009, compared with
$18.9 million in the first quarter of 2008.  Distribution rate increases effective February 1, 2008 and
February 1, 2009 more than offset higher pension, depreciation and interest expenses in 2009.

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Public Service Company of New Hampshire’s distribution and generation earnings were $13.5 million in the first quarter of 2009, compared with $11.5 million in the first quarter of 2008.  PSNH benefited from higher residential electric sales and a higher generation rate base.

Western Massachusetts Electric Company’s distribution earnings were $4.8 million in the first quarters of both 2009 and 2008.

Yankee Gas Services Company earned $19.3 million in the first quarter of 2009, compared with
$18.6 million in the first quarter of 2008.  The improved results were primarily due to sales increases, partially offset by higher operation expense.  As a result of colder weather, customer conversions to natural gas, and increased use of natural gas for distributed electric generation, firm gas sales rose 12.8 percent in the first quarter of 2009, compared with the same period of 2008.

Overall electric sales were down 1.5 percent in the first quarter of 2009, compared with the same three months of 2008, and were 3.0 percent lower on a weather adjusted basis.  However, residential sales, which accounted for nearly 50 percent of total retail sales, increased in the first quarter of 2009 by 4.1 percent over the same period of last year.

Competitive businesses

NU’s remaining competitive energy businesses earned $5.8 million in the first quarter of 2009, compared with $1.9 million in the first quarter of 2008.  Results in 2008 included a net after-tax charge of
$3.0 million related to the adoption of Statement of Financial Accounting Standards No. 157, which affected the valuation of the competitive businesses’ remaining wholesale power obligations that are marked to market.

Parent and other companies

NU parent and other companies recorded net expenses of $2.7 million in the first quarter of 2009, compared with net expenses of $29.8 million in the first quarter of 2008.  The 2008 expenses were due to the payment NU made to settle prior litigation.

The following table reconciles 2009 and 2008 first-quarter results:

		First Quarter

2008	Reported EPS	$0.38
	Litigation settlement charge in 2008	$0.19
	Reported EPS before litigation charge in 2008	$0.57
	Higher transmission earnings in 2009	$0.01
	Higher regulated distribution and generation earnings in 2009	$0.01
	Lower Parent results in 2009, ex. impact of 2008 litigation charge	($0.02)
	Higher competitive business earnings in 2009	$0.03
2009	Reported EPS	$0.60

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Financial results for the first quarter of 2009 and 2008 for NU’s regulated and competitive segments and parent and other companies are noted below:

Three months ended:

(in millions, except EPS)	March 31, 2009	March 31, 2008	Increase (Decrease)	2009 EPS[1]
CL&P Distribution	$21.6	$18.9	$2.7	$0.13
PSNH Distribution/Generation	$13.5	$11.5	$2.0	$0.08
WMECO Distribution	$4.8	$4.8	---	$0.03
Yankee Gas	$19.3	$18.6	$0.7	$0.12
Total--Distribution/Generation	$59.2	$53.8	$5.4	$0.36
CL&P Transmission	$30.1	$25.8	$4.3	$0.19
PSNH Transmission	$4.0	$5.2	($1.2)	$0.02
WMECO Transmission	$1.3	$1.5	($0.2)	$0.01
Total—Transmission	$35.4	$32.5	$2.9	$0.22
Total—Competitive	$5.8	$1.9	$3.9	$0.04
NU Parent and Other Companies, ex. litigation charge	($2.7)	---	($2.7)	($0.02)
Total—ex. litigation charge	$97.7	$88.2	$9.5	$0.60
Litigation charge	---	($29.8)	$29.8	N/A
Reported Earnings	$97.7	$58.4	$39.3	$0.60

Retail sales data:

Gwh for three months ended	March 31, 2009	March 31, 2008	% Change Actual	% Change Weather Norm.
CL&P	5,880	5,972	(1.5%)	(3.2%)
PSNH	2,040	2,055	(0.7%)	(1.8%)
WMECO	972	1,004	(3.2%)	(4.4%)
Total NU	8,888	9,026	(1.5%)	(3.0%)
Yankee Gas firm volumes in mmcf for three months ended	17,034	15,101	12.8%	7.2%

Including the March 2009 issuance of nearly 19 million shares, NU has approximately 175 million common shares outstanding.  It operates New England’s largest energy delivery system, serving more than 2 million customers in Connecticut, New Hampshire and Massachusetts.

This news release includes statements concerning NU’s expectations, beliefs, plans, objectives, goals, strategies, assumptions of future events, future financial performance or growth and other statements that are not historical facts.  These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  In some cases, readers can identify these forward-looking statements through the use of words or phrases such as “estimate”, “expect”, “anticipate”, “intend”, “plan”, “project,” “believe”, “forecast”, “should”, “could”, and other similar expressions.  Forward-looking statements are based on the current expectations, estimates, assumptions or projections of management and are not guarantees of future performance.  These expectations, estimates, assumptions or projections may vary materially from actual results.  Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the following important factors that could cause our actual results to differ materially from those contained in our forward-looking statements, including, but not limited to,  actions or inaction by local, state and federal regulatory bodies; changes in business and economic conditions, including their impact on interest rates, bad debt expense and demand for our products and services; changes in weather patterns; changes in laws, regulations or regulatory policy; changes in levels and timing of capital expenditures; disruptions of the capital markets or other events that make our access to necessary capital more difficult or costly; developments in legal or public policy doctrines; technological developments; changes in accounting standards and financial reporting regulations; fluctuations in the value of our remaining competitive electricity positions; actions of rating agencies; and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in our reports to the Securities and Exchange Commission.  Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update the information contained in any forward-looking statements to reflect developments or circumstances occurring after the statement is made or to reflect the occurrence of unanticipated events.

1 All per share amounts in this news release are reported on a fully diluted basis.  The only common equity securities that are publicly traded are common shares of NU.  The earnings and EPS of each segment do not represent a direct legal interest in the assets and liabilities allocated to any one segment but rather represent a direct interest in NU's assets and liabilities as a whole.  EPS by segment is a non-GAAP (not determined using generally accepted accounting principles) measure that is calculated by dividing the net income or loss attributable to controlling interests of each segment by the average fully diluted NU common shares outstanding for the period.  Management uses this measure to provide actual and projected earnings by segment and believes that this measurement is useful to investors to evaluate the actual and projected financial performance and contribution of NU’s business segments.  This release also references our 2008 earnings and EPS excluding a significant charge associated with a litigation settlement payment made to Consolidated Edison, which are non-GAAP measures.  Due to the nature and significance of the litigation charge, management believes that this non-GAAP presentation is more representative of our performance and provides additional and useful information to investors in analyzing historical and future performance.  These non-GAAP measures should not be considered alternatives to NU consolidated net income attributable to controlling interests and EPS determined in accordance with GAAP as an indicator of NU’s operating performance.

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Note: NU will webcast a discussion concerning its first quarter 2009 results tomorrow, April 30, 2009, at 11 a.m. Eastern Daylight Time. The webcast can be accessed through NU’s website at www.nu.com.

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